Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
AMICAS, Inc.
Boston, Massachusetts
     We hereby consent to the incorporation by reference in the Registration Statements of AMICAS, Inc., formerly known as VitalWorks Inc. and InfoCure Corporation (the “Company”), on Forms S-3, (nos. 333-45480, 333-40704, 333-37890, 333-34490, 333-88589, 333-87795, 333-73097 and 333-71109) and Forms S-8, (nos. 333-135989, 333-96665, 333-84468, 333-72890, 333-56556, 333-40730, 333-40488, 333-39792 and 333-74773) and the reports dated March 14, 2007 relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, which are included in this Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ BDO Seidman, LLP
Boston, Massachusetts
March 13, 2007